Exhibit 3.1

CERTIFICATE OF CONVERSION

PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion is being duly executed and filed by Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), to convert the Company to Apollo Global Management, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the Delaware General Corporation Law (8 Del. C. § 101, et seq.).

1.    The Company was formed on July 3, 2007 as a Delaware limited liability company.

2.    The name and type of entity of the Company immediately prior to filing this Certificate of Conversion is Apollo Global Management, LLC, a Delaware limited liability company.

3.    The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the Delaware General Corporation Law is Apollo Global Management, Inc.

4.    The conversion of the Company to the Corporation shall be effective at 12:01 a.m. Eastern Time on September 5, 2019.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the 5th day of September, 2019.

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC, its Manager

By:	BRH Holdings GP, Ltd., its Sole Member

By:	/s/ John J. Suydam
Name:	John J. Suydam
Title:	Vice President